Consent of Independent Auditors

The Board of Directors
Spectrian Corporation:

We consent to incorporation herein by reference of our reports dated April 15, 1996, relating to the consolidated balance sheets of Spectrian Corporation and subsidiary as of March 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, and the related schedule, which reports appear or are incorporated by reference in the March 31, 1996, annual report on form 10-K of Spectrian Corporation.


                                                  /s/ Peat Marwick LLP


San Jose, California
April 18, 1997